Exhibit 99.1

Brooks Automation Names Frank Casal to its Board of Directors

CHELMSFORD, Mass., November 3, 2021 (PR Newswire) — Brooks Automation, Inc. (Nasdaq: BRKS) today announced that Frank Casal has been elected to its Board of Directors. Mr. Casal most recently served as Vice Chair, Audit for KPMG, LLP, the U.S. member firm of KPMG International (KPMGI). He joins the Brooks Board and Audit Committee, bringing deep business acumen, leadership experience and expertise.

“We are excited to have Frank join our Board,” said Steve Schwartz, President and CEO of Brooks. “Frank brings a depth of knowledge and experience having worked with and advised some of the largest and most successful Fortune 500 companies, not to mention his leadership roles within a preeminent global accounting firm. His perspective will provide invaluable insights to the Board and to our Company.”

Joseph R. Martin, Chairman of the Brooks Board of Directors also commented, “I am pleased to welcome Frank to the Board. His decades of leadership, business and audit experience will be a significant asset to our Company as we enter a new phase in our transformation.”

Mr. Casal spent over 40 years at KPMG in various roles, most recently as Vice Chair, Audit for KPMG LLP, where he was responsible for creating and executing the strategic vision for the U.S. audit practice before retiring June 30, 2021. He earned his B.S. in Business Administration from Boston University and is a licensed CPA in Massachusetts and New York.

About Brooks Automation

Brooks (Nasdaq: BRKS) operates two global, market-leading businesses, Life Sciences and Semiconductor Solutions, each with its own distinct area of focus and expertise. The Life Sciences business, to be operated under the new Azenta brand, provides a full suite of reliable cold-chain sample management solutions and genomic services across areas such as drug development, clinical research and advanced cell therapies for the industry's top pharmaceutical, biotech, academic and healthcare institutions globally. On September 20, 2021, the Company announced the pending sale to Thomas H. Lee Partners of its Semiconductor Solutions Group business, which provides industry-leading precision vacuum robotics, integrated automation systems and contamination control solutions to the world's leading semiconductor chip makers and equipment manufacturers as well as collaborative robotics and automation capabilities for multi-market applications. Brooks is headquartered in Chelmsford, MA, with operations in North America, Europe and Asia. For more information, please visit www.brooks.com.

INVESTOR CONTACTS:
Sara Silverman
Director, Investor Relations
Brooks Automation
978.262.2635
sara.silverman@brooks.com

Sherry Dinsmore
Brooks Automation
978.262.2400
sherry.dinsmore@brooks.com